Exhibit 99.1

	CONTACTS:	PRESS RELATIONS
BETSY CASTENIR
(212) 339-3424
FOR IMMEDIATE RELEASE
INVESTOR RELATIONS
ROBERT TUCKER
(212) 339-0861

FSA HOLDINGS FIRST QUARTER 2007 RESULTS

NET INCOME

$85 Million in Q1 07 (-35% vs. Q1 06)

ORIGINATIONS (PRESENT VALUE)

$197 Million in Q1 07 (+56% vs. Q1 06)

New York, New York, May 10, 2007 — Financial Security Assurance Holdings Ltd. (the Company), a member of the Dexia group and the holding company for bond insurer Financial Security Assurance Inc. (FSA), announced first quarter 2007 net income of $85.2 million, 34.6% lower than for the comparable period of 2006 due to the effects of fair-value adjustments for economic interest rate hedges and investment-grade insured derivatives.  Operating earnings, a non-GAAP measure that excludes those effects, rose 7.1% to $93.8 million.

NET INCOME AND RECONCILIATION TO NON-GAAP OPERATING EARNINGS
(in millions)

	Three Months Ended March 31,
	2007	2006
Net Income	$85.2	$130.2
Less fair-value adjustments for economic interest rate hedges [1][2]	0.0	23.6
Less fair-value adjustments for investment-grade insured derivatives [1]	(8.6)	19.0
Operating Earnings [1]	$93.8	$87.6

[1]          For a discussion of operating earnings and the adjustments made to net income in calculating operating earnings, see below, “Analysis of Financial Results — Operating Earnings.” Also see “Non-GAAP Measures” below for a discussion of measures not promulgated in accordance with accounting principles generally accepted in the United States of America (GAAP).

[2]          Balance for the first quarter of 2007 was less than $0.05 million.

Shareholders’ equity (book value) was $2.8 billion and non-GAAP adjusted book value (ABV) was $4.0 billion at March 31, 2007.  Over the past 12 months, after taking dividends into account, ABV grew 16.0%.  See “Non-GAAP Measures” below for a more detailed discussion of ABV and a reconciliation to U.S. GAAP shareholders’ equity.  The Company’s management considers ABV to be an operating measure of the Company’s intrinsic value and discloses ABV because it provides information important to management that would not be available to investors through GAAP disclosure alone.

Present value (PV) originations, a non-GAAP measure, totaled $197.5 million for the first quarter of 2007, 56.2% higher than for last year’s comparable period.

Robert P. Cochran, chairman and chief executive officer of the Company and FSA, said: “FSA is off to good start in the first quarter of 2007.  Though the business remained highly competitive, we produced strong originations and achieved respectable growth in operating earnings.

“In aggregate, the business that was originated during the quarter was of high credit quality and well diversified across the global public finance and asset-backed markets. Positive trends were strong volume in the U.S. municipal market and a modest widening of credit spreads in some asset-backed sectors, particularly in the residential mortgage area.”

BUSINESS PRODUCTION

TOTAL ORIGINATIONS

	Three Months Ended March 31,
	2007	2006
Gross par insured (in billions)	$29.7	$16.8
Gross PV originations (in millions) [1]	197.5	126.5

[1]          Estimated by the Company for business originated in the period as the sum of (a) the present value of premiums originated (PV premiums originated), defined as estimated future installment premiums discounted to their present value, as well as upfront premiums, plus (b) the present value of net interest margin originated  (PV NIM originated) in the financial products segment, defined as estimated interest to be received on investments less  estimated transaction expenses and interest to be paid on liabilities plus results from derivatives used for hedging purposes, discounted to present value.  The discount rate was 4.86% for 2007 originations and 5.07% for 2006 originations.  PV premiums originated, PV NIM originated and PV originations are non-GAAP measures based on estimates of, among other things, prepayment speeds of asset-backed securities.  Additionally, PV premiums originated is a measure of gross origination activity and does not reflect premiums ceded to reinsurers or the cost of credit default swaps or other credit protection, which may be considerable, employed by the Company to manage its credit exposures.  Management believes that, by disclosing the components of PV originations in addition to premiums written, the Company provides investors with a more comprehensive description of its new business activity in a given period.  For further discussion, see “Non-GAAP Measures” below.  For a reconciliation of PV premiums originated to gross premiums written, see “Analysis of Financial Results — Premiums” below.

Unless otherwise noted, percentage changes mentioned in this release compare the period named with the comparable period of the previous year.

PUBLIC FINANCE ORIGINATIONS

	Three Months Ended March 31,
	2007	2006
United States:
Gross par insured (in billions)	$14.3	$7.3
Gross PV premiums originated (in millions)	74.0	54.3

International:
Gross par insured (in billions)	$0.9	$1.6
Gross PV premiums originated (in millions)	16.7	28.2

Total issuance in the U.S. municipal bond market reached approximately $107.0 billion in the first quarter, up 53% over first-quarter volume last year.  Refundings nearly doubled and new-money issuance also increased substantially.  Insurance penetration was approximately 52%, compared with 53% in the first quarter of 2006 and 49% for all of 2006.  FSA insured approximately 25% of the par amount of insured new municipal bond issues sold in the first quarter of 2007.

Including both primary and secondary U.S. municipal obligations with closing dates in the first quarter, the par amount insured by FSA increased 94.1%, and PV premiums originated increased 36.2%.  FSA maintained its focus on high-quality issues in core sectors that provide greater relative value, including general obligations, tax-supported bonds and water and sewer utility issues, and also insured an increased volume of education revenue bonds with primarily Double-A shadow ratings.

In international public finance, first-quarter par insured decreased 42.7% and PV premiums decreased 40.9%. This was a modest quarter, following an exceptionally strong performance in 2006, and FSA has mandates for significant infrastructure transactions scheduled to close during 2007. Business closed in the quarter included utility, health care and municipal issues in the United Kingdom, Canada and Japan.

ASSET-BACKED ORIGINATIONS

	Three Months Ended March 31,
	2007	2006
United States:
Gross par insured (in billions)	$12.4	$4.3
Gross PV premiums originated (in millions)	64.4	25.9

International:
Gross par insured (in billions)	$2.1	$3.6
Gross PV premiums originated (in millions)	15.6	3.1

FSA’s first-quarter U.S. asset-backed originations increased 191.6% in par insured and 149.1% in PV premiums originated. The majority of this business consisted of pooled corporate and residential mortgage-backed securities, where FSA began to see better opportunities due to a more credit-sensitive market. Writings in the mortgage sector included home equity line of credit securitizations, net interest margin (NIM) securitizations and Triple-A tranches of prime and subprime mortgage securitizations.

Outside the United States, asset-backed PV premiums originated increased 414.9% despite a 42.2% decline in par volume originated.  Although FSA insured a lower par volume of collateralized debt obligations, longer average lives resulted in increased PV premium production.  FSA also insured transactions in higher premium sectors, including insurance-linked and aircraft lease securitizations.

FINANCIAL PRODUCTS ORIGINATIONS

	Three Months Ended March 31,
	2007	2006
Gross PV NIM originated (in millions)	$26.8	$15.0

First-quarter PV NIM originated in the financial products (FP) segment increased 78.3% over the result in the first quarter of last year.  The increase reflected the growth trend of the guaranteed investment contract (GIC) portfolio, attractive investment opportunities arising from spread widening in the residential mortgage market and a change in the estimate of transaction and hedging costs reflected in the 2007 PV NIM estimate.

ANALYSIS OF FINANCIAL RESULTS

NET INCOME. First-quarter net income decreased 34.6% to $85.2 million from $130.2 million for the first quarter of last year due to the effects of the fair-value adjustments discussed below under “Operating Earnings.”

OPERATING EARNINGS.   Operating earnings (a non-GAAP measure) and the adjustments to net income used to calculate it are disclosed above, in the table entitled “Net Income and Reconciliation to Non-GAAP Operating Earnings.”  The Company defines operating earnings as net income before the effects of fair-value adjustments for:

•                       economic interest rate hedges, defined as derivatives that are intended to hedge interest rate risk but do not meet the criteria necessary to receive hedge accounting treatment under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133), with any residual hedge ineffectiveness remaining in operating earnings; and

•                       investment-grade insured derivatives, which are certain contracts for which fair-value adjustments are recorded through the income statement because they qualify as derivatives under SFAS 133 or Statement of Financial Accounting Standards No. 155, “Accounting for Certain Hybrid Financial Instruments” (SFAS 155). These contracts include FSA-insured credit default swaps (CDS), insured swaps in certain public finance obligations and insured net interest margin (NIM) securitizations.

The Company typically converts the fixed interest rates of certain assets and liabilities to dollar-denominated LIBOR-based floating rates by means of interest rate derivatives. Without hedge accounting, SFAS 133 requires the marking to fair value of each such derivative in the income statement without the offsetting mark to fair value on the asset or liability it is intended to hedge. These one-sided mark-to-fair-value valuations cause income volatility.  Under the Company’s definition of operating earnings, the economic effect of these hedges is recognized, which, for interest rate swaps, generally results in any cash paid or received being recognized ratably as an expense or revenue over the hedged item’s life.  The fair-value adjustments for economic interest rate hedges reflect movements of LIBOR-based interest rates.

Insured derivatives are transactions that are insured by the Company in the normal course of business and, for accounting purposes, qualify as derivatives under SFAS 133 or SFAS 155. A large majority of these derivatives are CDS, which are generally non-cancelable prior to maturity, and the Company views insured CDS risks as comparable to other insured risks.  CDS transactions insured by the Company generally reference either a specific security otherwise qualifying for FSA insurance or a pool of corporate or consumer debt securities or bank loans, structured such that the risk insured is investment grade without the benefit of the credit protection provided by the Company.  In the event a CDS were to migrate below investment grade, the fair-value impact would be fully reflected in operating earnings.  Given the high credit quality of the CDS insured by FSA, management believes it is probable that the financial impact of the fair-value adjustments for the insured CDS will sum to zero over the finite terms of the exposures, which are typically five to ten years at inception.  Notwithstanding this eventual outcome, sharp swings in the estimated fair value of the CDS portfolio may occur from quarter to quarter, as the credit spreads that drive the fair-value estimates are volatile.

For the first quarter of 2007, the fair-value adjustments for investment-grade insured derivatives reflected primarily the normal reversal of fair-value gains over time accompanied by minor widening of credit spreads. No material credit deterioration was observed in FSA-insured derivatives.  The comparable adjustments in the first quarter of last year reflected a tightening of market credit spreads.

PREMIUMS. The following table reconciles gross premiums written, which captures premiums collected and accrued for in the period regardless of when the related business was originated, to PV premiums originated, a non-GAAP measure that management uses to evaluate current business production.

RECONCILIATION OF GROSS PREMIUMS WRITTEN TO PV PREMIUMS ORIGINATED
(in millions)

	Three Months Ended March 31,
	2007	2006
Gross premiums written	$149.4	$126.1
Gross installment premiums received	(61.9)	(55.3)
Gross upfront premiums originated	87.5	70.8
Gross PV estimated installment premiums originated	83.2	40.7
Gross PV premiums originated	$170.7	$111.5

The following table summarizes earned and written premiums, net of reinsurance.

NET EARNED AND WRITTEN PREMIUMS
(in millions)

	Three Months Ended March 31,
	2007	2006
Net premiums written	$100.2	$88.7
Net premiums earned	99.0	94.5
Net premiums earned excluding effect of refundings and accelerations	84.0	85.4

For the first quarter, gross premiums written increased 18.5%, and net premiums written increased 12.9%, primarily reflecting increases in public finance premiums written.

Net premiums earned totaled $99.0 million, a 4.8% increase.  This includes $15.0 million of net premiums earned from refundings and accelerations, compared with $9.1 million for the first quarter of 2006.  Excluding premiums from refundings and accelerations, first-quarter net premiums earned decreased 1.6%, primarily reflecting a decrease in asset-backed earned premiums, partially offset by increases in public finance premiums earned.

FP SEGMENT NET INTEREST MARGIN.  FP Segment NIM was $24.6 million for the first quarter of 2007, compared with $19.5 million for the first quarter a year ago. FP Segment NIM is a non-GAAP measure defined as the net interest margin from the financial products segment excluding fair-value adjustments for economic interest rate hedges.  Portfolio growth in the GIC business was the most significant reason for the increase.

INVESTMENT PORTFOLIO. First-quarter net investment income increased to $57.7 million from $53.0 million a year ago. The increase primarily reflects higher invested balances in the investment portfolio.  The Company’s effective tax rate on investment income (excluding the effects of realized gains and losses, the FP Segment and assets acquired in refinancing transactions) was 12.2% for the quarter, versus 13.2% for last year’s comparable period.

EXPENSES AND RESERVES. For the first quarter, policy acquisition and other operating expenses decreased to $46.2 million from $47.5 million for the previous year’s first quarter. These expenses include certain compensation expenses related primarily to the Company’s deferred compensation plans and supplemental executive retirement plans, which are based on changes in the market value of related investments and are perfectly offset by amounts in other income arising from marking to fair value the assets held to economically defease such obligations.   Excluding such expenses, policy acquisition and other operating expenses were $44.0 million for the first quarter of 2007 and $41.6 million for the comparable period a year earlier. The increase related primarily to lower deferral rates.

The Company recorded losses and loss adjustment expenses incurred of $4.4 million for the first quarter of 2007 and $3.3 million for the first quarter of 2006. Adjustments to reserves represent management’s estimate of the amount required to cover the present value of the net cost of claims, based on statistical provisions for new originations.

During the first three months of 2007, a net amount of $3.1 million was transferred from the non-specific reserve to case reserves, primarily reflecting an increase in an existing case reserve for a healthcare transaction, offset in part by decreases in existing case reserves for certain CDO transactions. Transfers between non-specific and case reserves represent a reallocation of existing loss reserves and have no impact on earnings. At March 31, 2007, aggregate case and non-specific reserves, net of reinsurance recoverables, totaled $194.4 million, compared with $190.8 million at December 31, 2006.

NON-GAAP MEASURES

To reflect accurately how the Company’s management evaluates the Company’s operations and progress toward long-term goals, this release contains both measures promulgated in accordance with accounting principles generally accepted in the United States of America (GAAP measures) and measures not so promulgated (non-GAAP measures).  Although the measures identified as non-GAAP in this release should not be considered substitutes for GAAP measures, management considers them key performance indicators and employs them in determining compensation.  Non-GAAP measures therefore provide investors with important information about the way management analyzes its business and rewards performance.

Non-GAAP measures used in this release include ABV, operating earnings, PV premiums originated, PV NIM originated, PV originations and FP segment NIM.  In the tables above, operating earnings is reconciled to net income, and PV premiums originated is reconciled to gross premiums written.  PV NIM originated is the present value of estimated future net interest margin generated by new business in the financial products segment during a given period, adjusted for management’s estimate of transaction and hedging costs. In the first quarter of 2007, based on experience, management reduced its estimate of the adverse effect of such costs, and appropriate adjustments were included in the estimates of both first-quarter 2007 PV NIM originated and the PV future net interest margin (PV future NIM) component of ABV.  PV originations is the sum of PV premiums originated and PV NIM originated.  The Company employs PV originations to describe the present value of all the Company’s originations in a given period.

Management uses ABV as a measure of performance and to calculate a portion of employee compensation.  An investor attempting to evaluate the Company using GAAP measures alone would not have the benefit of this information. The ABV calculation relies on estimates of the amount and timing of installment premiums and net interest margin and applies discount factors to determine the present value. Actual values may vary from the estimates. As of December 31, 2006, the Company began to calculate ABV on the basis of International Financial Reporting Standards (IFRS) results that the Company reports to its principal shareholder, Dexia, in order to better align the interests of employees with the interests of Dexia, whose accounts are maintained under IFRS.  The IFRS adjustments relate primarily to accounting for foreign exchange, contingencies and fair-value adjustments.   ABV is reconciled to book value in the table that follows.

RECONCILIATION OF US GAAP SHAREHOLDERS’ EQUITY TO
 ADJUSTED BOOK VALUE (IFRS BASIS)
(in millions)

	March 31, 2007	December 31, 2006
Shareholders’ Equity (Book Value) — U.S. GAAP	$2,753.5	$2,722.3

After-tax adjustments:

Plus net unearned premium revenues (net of taxes of $577.3 and $576.9)	1,072.2	1,071.4
Plus PV future net installment premiums and financial products PV future net interest margin (net of taxes of $363.6 and $337.7) [1][2]	675.2	627.2
Less net deferred acquisition costs (net of taxes of $120.7 and $119.2)	224.1	221.4
Less fair-value adjustments for investment-grade insured derivatives (net of taxes of $26.6 and $31.2)	49.4	58.0
Less fair value of economic interest rate hedges (net of taxes of $35.7 and $39.1)	66.4	72.6
Less unrealized gains on investments (net of taxes of $71.9 and $83.4)	133.6	154.9

Adjusted Book Value before IFRS adjustments	4,027.4	3,914.0

IFRS Adjustments	2.1	4.8

Adjusted Book Value (IFRS basis)	$4,029.5	$3,918.8

[1]          Amounts include the effects of PV future ceding commission and premium taxes. The discount rate varies according to the year of origination. For each year’s originations, the Company calculates the discount rate as the average pre-tax yield on its investment portfolio for the previous three years. The rate was 4.86% for 2007 and 5.07% for 2006.

[2]          In the first quarter of 2007, based on experience, management applied a reduced estimate of transaction and hedging costs to financial products PV future NIM. This increased PV future NIM by approximately $25 million.

This release also contains certain other non-GAAP measures that are based on statutory accounting principles applicable to insurance companies.  Management uses such measures because the measures are required by regulators or used by rating agencies to assess the capital adequacy of the Company.  The following table presents statutory-basis information for FSA.

CLAIMS-PAYING RESOURCES (STATUTORY BASIS)
FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

(dollars in thousands)

	March 31, 2007	December 31, 2006
Contingency Reserve	$1,084,311	$1,011,034
Surplus to Policyholders	1,517,217	1,543,113
Qualified Statutory Capital	2,601,528	2,554,147
Net Unearned Premium Reserve	2,089,989	2,070,751
Loss and Loss Adjustment Expense Reserve	55,483	52,964
Qualified Statutory Capital and Reserves	4,747,000	4,677,862
Net Present Value of Installment Premiums	821,644	827,916
Third-Party Capital Support [1]	550,000	550,000
Total Claims-Paying Resources [2]	$6,118,644	$6,055,778

Net Insurance in Force (principal & interest)	$564,037,517	$552,695,033
Capital Ratio [3]	217:1	216:1
Claims-Paying Ratio [4]	92:1	91:1

[1]          Standby line of credit facility and money market committed preferred trust securities.

[2]          Total claims-paying resources is a term used by rating agencies to quantify total resources available to pay claims in their stress-case scenarios.  Rating agencies may apply further adjustments to some or all of the figures in order to reflect their views of realization.

[3]          Capital ratio is net insurance in force divided by qualified statutory capital.

[4]          Claims-paying ratio is net insurance in force divided by claims-paying resources.

ADDITIONAL INFORMATION

The Company will post its current Operating Supplement to its website, www.fsa.com, today.  The Operating Supplement contains additional information about results for the period covered in this release.

FORWARD-LOOKING STATEMENTS

The Company relies on the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. This safe harbor requires that the Company specify important factors that could cause actual results to differ materially from those contained in forward-looking statements made by or on behalf of the Company. Accordingly, forward-looking statements by the Company and its affiliates are qualified by reference to the following cautionary statements.

In its filings with the SEC, reports to shareholders, press releases and other written and oral communications, the Company from time to time makes forward-looking statements. Such forward-looking statements include, but are not limited to:

•                       projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•                       statements of plans, objectives or goals of the Company or its management, including those related to growth in adjusted book value or return on equity; and

•                       expected losses on, and adequacy of loss reserves for, insured transactions.

Words such as “believes,” “anticipates,” “expects,” “intends” and “plans” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

The Company cautions that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in forward-looking statements made by the Company. These factors include:

•                       changes in capital requirements or other criteria of securities rating agencies applicable to FSA;

•                       competitive forces, including the conduct of other financial guaranty insurers;

•                       changes in domestic or foreign laws or regulations applicable to the Company, its competitors or its clients;

•                       changes in accounting principles or practices that may result in a decline in securitization transactions or affect the Company’s reported financial results;

•                       an economic downturn or other economic conditions (such as a rising interest rate environment) adversely affecting transactions insured by FSA or its investment portfolio;

•                       inadequacy of reserves established by the Company for losses and loss adjustment expenses;

•                       disruptions in cash flow on FSA-insured structured transactions attributable to legal challenges to such structures;

•                       downgrade or default of one or more of FSA’s reinsurers;

•                       market conditions, including the credit quality and market pricing of securities issued;

•                       capacity limitations that may impair investor appetite for FSA-insured obligations;

•                       market spreads and pricing on insured CDS exposures, which may result in gain or loss due to mark-to-market accounting requirements;

•                       prepayment speeds on FSA-insured asset-backed securities and other factors that may influence the amount of installment premiums paid to FSA; and

•                       other factors, most of which are beyond the Company’s control.

The Company cautions that the foregoing list of important factors is not exhaustive. In any event, such forward-looking statements made by the Company speak only as of the date on which they are made, and the Company does not undertake any obligation to update or revise such statements as a result of new information, future events or otherwise.

THE COMPANY

Financial Security Assurance Holdings Ltd. (the Company), headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial products to clients in both the public and private sectors around the world. The principal operating subsidiary, Financial Security Assurance Inc. (FSA), a leading guarantor of public finance and asset-backed obligations, has been assigned Triple-A ratings, the highest ratings available, from Fitch Ratings, Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Rating and Investment Information, Inc. Through other subsidiaries, the Company provides FSA-insured financial products, such as guaranteed investment contracts, to obtain funds at Triple-A cost and then invests those funds in high-quality, liquid securities.  The Company is a member of the Dexia group.

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands, except share data)

	March 31, 2007	December 31, 2006
ASSETS
General Investment Portfolio:
Bonds at fair value (amortized cost of $4,537,183 and $4,546,147)	$4,699,463	$4,721,512
Equity securities at fair value (cost of $39,275 and $54,291)	39,321	54,325
Short-term investments (cost of $89,414 and $96,055)	90,537	96,578
Financial Products Segment Investment Portfolio:
Bonds at fair value (amortized cost of $17,341,154 and $16,692,183)	17,382,956	16,757,979
Short-term investments	702,496	659,704
Trading portfolio at fair value	214,028	119,424
Assets acquired in refinancing transactions:
Bonds at fair value (amortized cost of $40,533 and $40,133)	41,699	41,051
Securitized loans	229,661	241,785
Other	53,608	55,036
Total investment portfolio	23,453,769	22,747,394
Cash	37,529	32,471
Deferred acquisition costs	344,793	340,673
Prepaid reinsurance premiums	1,006,277	1,004,987
Reinsurance recoverable on unpaid losses	39,126	37,342
Other assets	1,485,714	1,610,759
TOTAL ASSETS	$26,367,208	$25,773,626
LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
Deferred premium revenue	$2,655,801	$2,653,321
Losses and loss adjustment expenses	233,500	228,122
Financial Products Segment debt	18,814,436	18,349,665
Deferred federal income taxes	297,255	298,542
Notes payable	730,000	730,000
Accrued expenses, other liabilities and minority interest	882,733	791,664
TOTAL LIABILITIES AND MINORITY INTEREST	23,613,725	23,051,314
COMMITMENTS AND CONTINGENCIES
Common stock (200,000,000 shares authorized; 33,517,995 issued; par value of $.01 per share)	335	335
Additional paid-in capital—common	906,687	906,687
Accumulated other comprehensive income (net of deferred income taxes of $73,452 and $86,119)	136,514	160,038
Accumulated earnings	1,709,947	1,655,252
Deferred equity compensation	19,225	19,225
Less treasury stock at cost (241,978 shares held)	(19,225)	(19,225)
TOTAL SHAREHOLDERS’ EQUITY	2,753,483	2,722,312
TOTAL LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY	$26,367,208	$25,773,626

See Notes to Consolidated Financial Statements to be filed on Form 10-Q.

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (unaudited)
(in thousands)

	Three Months Ended March 31,
	2007	2006
REVENUES
Net premiums written	$100,200	$88,732
Net premiums earned	$99,012	$94,496
Net investment income	57,709	53,046
Net realized gains (losses)	(155)	(918)
Net interest income from financial products segment	247,678	176,289
Net realized gains (losses) from financial products segment	534	77
Net realized and unrealized gains (losses) on derivative instruments	18,371	57,825
Income from assets acquired in refinancing transactions	5,852	6,981
Net realized gains (losses) from assets acquired in refinancing transactions	269	712
Other income	5,559	7,348
TOTAL REVENUES	434,829	395,856

EXPENSES
Losses and loss adjustment expenses	4,390	3,285
Interest expense	11,584	6,748
Policy acquisition costs	15,951	16,210
Foreign exchange (gains) losses from financial products segment	17,504	36,185
Net interest expense from financial products segment	241,683	155,660
Other operating expenses	30,262	31,304
TOTAL EXPENSES	321,374	249,392
INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	113,455	146,464
Provision (benefit) for income taxes:
Current	16,879	11,779
Deferred	11,380	42,005
Total provision	28,259	53,784
NET INCOME BEFORE MINORITY INTEREST	85,196	92,680
Less: Minority interest	—	(37,525)
NET INCOME	85,196	130,205

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX
Unrealized gains (losses) arising during the period, net of deferred income tax provision (benefit) of $(12,339) and $(34,286)	(22,914)	(64,179)
Less: reclassification adjustment for gains (losses) included in net income, net of deferred income tax provision (benefit) of $328 and $(312)	610	(579)
Other comprehensive income (loss)	(23,524)	(63,600)
COMPREHENSIVE INCOME	$61,672	$66,605

See Notes to Consolidated Financial Statements to be filed on Form 10-Q.